UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The accompanying unaudited pro forma condensed combined Statements of Operations (the “Pro Forma Statements of Operations”) for the year ended December 31, 2005 and the six months ended June 30, 2006 gives effect to the Proficient acquisition as if it had occurred on January 1, 2005. The Pro Forma Statements of Operations are based on historical results of operations of LivePerson and Proficient for the year ended December 31, 2005 and the six months ended June 30, 2006.

The unaudited pro forma condensed combined Balance Sheet (the “Pro Forma Balance Sheet”) gives effect to the acquisition of Proficient as if the acquisition had occurred on June 30, 2006.

The Pro Forma Statements of Operations and the Pro Forma Balance Sheet and accompanying notes (the ”Pro Forma Financial Information”) should be read in conjunction with, and are qualified by, the historical financial statements of LivePerson contained in the LivePerson Annual Report on Form 10-K and Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on March 15, 2006 and August 9, 2006, respectively, and the historical financial statements of Proficient appearing elsewhere in the report to which this document is an exhibit.

The Pro Forma Financial Information is intended for informational purposes only and does not purport to represent (i) the future results of operations or financial position of LivePerson or (ii) the actual results of operations or financial position of LivePerson had the acquisition occurred on the dates assumed. In addition, the pro forma results are not intended to be a projection of future results.

LIVEPERSON, INC.

Unaudited Pro Forma Condensed Combined Balance Sheet

June 30, 2006

Assets			Pro Forma
	LivePerson	Proficient	Adjustments		Pro Forma
Current assets:
Cash and cash equivalents	$19,104	$880	$(35)	(f)	$19,949
Accounts receivable	2,424	878			3,302
Prepaid expenses	939				939
Deferred tax assets	518				518
Other current assets	-	163			163
Total current assets	22,985	1,921	(35)		24,871
Property and equipment	689	603			1,292
Intangibles, net	559		3,000	(f)	3,559
Security Deposits	204				204
Other assets	534	302			836
Goodwill			5,934	(f)	5,934
Total assets	$24,971	$2,826	$8,899		$36,696

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$389	$290	$-		$679
Current portion of capital lease obligation		24			24
Current portion of equipment loan		224			224
Accrued expenses	2,072	428	1,000	(f)	3,500
Deferred revenue	1,831	914	(61)	(f)	2,684
Total current liabilities	4,292	1,880	939		7,111

Other liabilities	534				534
Capital lease obligation, less current portion	-				-
Equipment loan, less current portion	-	178			178
Bridge financing	-	3,000	(3,000)	(f)	-
Total long-term liabilites	534	3,178	(3,000)		712

Stockholders' equity	20,145	(2,232)	2,232	(f)
			8,728	(f)	28,873
Total liabilities and stockholders' equity	$24,971	$2,826	$8,899		$36,696

See accompanying notes to unaudited pro forma condensed combined financial information.

LIVEPERSON, INC.

Unaudited Pro Forma Condensed Combined Statement of Operations

Six Months Ended June 30, 2006
(In thousands, except share and per share data)

			Pro Forma
	LivePerson	Proficient	Adjustments		Pro Forma

Revenue	$14,293	$1,708	$-		$16,001

Operating expenses:
Cost of revenue	3,103	505	266	(c)	3,874
Operating expenses	10,339	3,383	(266)	(c)
			97	(e)	13,553
Amortization of intangibles	464	-	592	(a)	1,056
Total operating expenses	13,906	3,888	689		18,483
Income (loss) from operations	387	(2,180)	(689)		(2,482)

Other income (expense), net	313	(183)	191	(d)	321

Income (loss) before provision for income taxes	700	(2,363)	(498)		(2,161)
Provision for income taxes	-	-	-		-
Net income (loss)	$700	$(2,363)	$(498)		$(2,161)

Basic net income per common share	$0.02				$(0.05)

Diluted net income per common share	$0.02				$(0.05)

Weighted average shares outstanding - basic	38,578,791		1,992,606	(g)	40,571,397

Weighted average shares outstanding - diluted	42,471,432		(1,900,035)	(g)	40,571,397

See accompanying notes to unaudited pro forma condensed combined financial information.

LIVEPERSON, INC.

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2005
(In thousands, except share and per share data)

			Pro Forma
	LivePerson	Proficient	Adjustments		Pro Forma

Revenue	$22,277	$2,194	$-		$24,471

Operating expenses:
Cost of revenue	4,297	879	395	(c)	5,571
Operating expenses	14,132	5,673	(395)	(c)	19,410
Amortization of intangibles	931	-	1,183	(a)	2,114
Total operating expenses	19,360	6,552	1,183		27,095
Income (loss) from operations	2,917	(4,358)	(1,183)		(2,624)

Other income (expense), net	300	(8)	-		292

Income (loss) before provision for income taxes	3,217	(4,366)	(1,183)		(2,332)
Provision for income taxes	675	-	(675)	(b)	-
Net income (loss)	$2,542	$(4,366)	$(508)		$(2,332)

Basic net income per common share	$0.07				$(0.06)

Diluted net income per common share	$0.06				$(0.06)

Weighted average shares outstanding - basic	37,557,722		1,992,606	(g)	39,550,328

Weighted average shares outstanding - diluted	39,885,328		(335,000)	(g)	39,550,328

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION

The consideration payable at closing by LivePerson in connection with the acquisition of all of the outstanding shares of capital stock of Proficient consists of the following:

•
1,992,606 shares of LivePerson common stock valued at approximately $8.3 million based upon the five-day average trading price before and after July 18, 2006, the date on which the transaction was consummated and announced, at $4.14 per share.

•	$35,122 payable to certain shareholders of Proficient.

•	Acquisition costs of approximately $440,000 related to the merger.

Based on the achievement of certain revenue targets as of March 31, 2007, LivePerson is contingently required to issue up to an additional 2,050,000 shares of common stock. The maximum additional share issuance will be achieved if incremental annualized revenue from a predefined customer list exceeds approximately $2.0 million. The value of shares issued, if any, will be allocated to Goodwill at the time of their issuance.

The following represents the preliminary allocation of the purchase price over the historical net book values of the acquired assets and assumed liabilities of Proficient at June 30, 2006, and is for illustrative pro forma purposes only. Final allocation is subject to third-party appraisal. Actual fair values will be based on financial information as of July 18, 2006, the acquisition date. The net book values of the acquired assets and assumed liabilities as of July 18, 2006, are not materially different compared to June 30, 2006. Assuming the transaction had occurred on June 30, 2006, the allocation would have been as follows:

Assets acquired:
Cash	$880
Less: Cash consideration paid to Proficient Shareholders	(35)
Accounts receivable	878
Other current assets	163
Property and equipment	603
Other assets	302
Customer relationships	2,400
Covenants not to compete	100
Core technology	500
Goodwill	5,934
11,725

Liabilities assumed	(1,144)
Restructuring liability	(1,000)
Deferred revenue	(914)
Write-down of deferred revenue	61

Purchase price	$8,728

(a)
The pro forma adjustments reflect twelve months of amortization expense for the year ended December 31, 2005 and six months of amortization expense for the six months ended June 30, 2006, assuming the transaction occurred on January 1, 2005. Customer relationships, covenants not to compete and core technology are being amortized over the expected estimated period of benefit of 36, 24 and 18 months, respectively. These are preliminary estimates and may change in the future.

(b)
The pro forma adjustments include the reversal of LivePerson’s provision for income taxes for the year ended December 31, 2005, assuming the transaction occurred on January 1, 2005. The consolidated entity would not have been required to record a provision for income taxes due to the loss from operations of Proficient for the year ended December 31, 2005.

(c)
The pro forma adjustments include the reclassification of certain Proficient salaries and related fringe benefits to Cost of Revenue in the twelve months ended December 31, 2005 and the six months ended June 30, 2006 to conform to the historical presentation by LivePerson assuming the transaction occured on January 1, 2005.

(d)
The pro forma adjustments include the reversal of interest expense recorded by Proficient in the six months ended June 30, 2006 related to a bridge loan that was not assumed by LivePerson assuming the transaction occurred on January 1, 2005.

(e)
The pro forma adjustments include six months of non-cash compensation expense for the six months ended June 30, 2006 assuming the transaction occurred on January 1, 2005. LivePerson issued options to purchase 350,000 shares of common stock at $4.22 per share to certain employees of Proficient.

(f)
The pro forma adjustment reconciles the historical balance sheet of Proficient at June 30, 2006 to the allocated purchase price of Proficient of $8.7 million assuming the transaction occurred on June 30, 2006. In accordance with the guidance provided in Emerging Issues Task Force Issue No. 95-3, LivePerson recorded a restructuring liability in the amount of approximately $1.0 million. This liability is primarily related to the fair value, at communication date, of severance payments to terminated employees, and to a lesser extent, to the termination of certain leases. Because certain employees are required to render services until they are terminated, this liability may change in subsequent periods. In addition, LivePerson recorded an adjustment to write-down deferred revenue to its fair value at the acquisition date.

(g)
The pro forma basic and diluted net loss per common share is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding. The weighted average number of shares outstanding assumes that 1,992,606 shares of LivePerson common stock issued at closing in connection with the acquisition were outstanding as of January 1, 2005. Diluted earnings per share is calculated using the treasury stock method and reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock. Diluted net loss per share presented is equal to basic net loss per share because all common stock equivalents are anti-dilutive for the periods presented.